UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2012

CHEMOCENTRYX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35420	94-3254365
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

850 Maude Avenue, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 210-2900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 25, 2012, upon the recommendation of the Nominating and Corporate Governance Committee, and pursuant to the bylaws of ChemoCentryx, Inc. (the “Company”), the Board of Directors (the “Board”) of the Company appointed Joseph M. Feczko, M.D. to fill a vacancy on the Board. Dr. Feczko was appointed as a Class I director, with an initial term expiring at the 2012 annual meeting of stockholders of the Company. No determination has been made regarding upon which committees of the Board of Directors Dr. Feczko may serve.

Until his retirement in May 2009, Dr. Feczko, age 63, was Senior Vice President and Chief Medical Officer of Pfizer Inc. and a member of its Executive Leadership Team with global responsibilities for all aspects of the company’s medical, regulatory and safety activities. Dr. Feczko served Pfizer in both New York and the United Kingdom since 1982, where he held positions of increasing responsibility in clinical research and regulatory affairs and safety, culminating in the role of Chief Medical Officer. Dr. Feczko is board-certified in Internal Medicine and Infectious Diseases. He has a B.S. degree from Loyola University Chicago, and an M.D. from the University of Illinois College of Medicine. Dr. Feczko also serves on the board of directors of Keryx Biopharmaceuticals, Inc. and Cytheris, SA. Dr. Feczko also serves as chairman of the board of directors of Cardoz Pharmaceuticals AB (Stockholm, Sweden) and as a member of the Supervisory Board of uniCure B.V., based in The Netherlands. In selecting Dr. Feczko to serve as a director, the Board considered, among other things, his international leadership and management experience from his service as the Chief Medical Officer of a public pharmaceutical company and as a director of several pharmaceutical and biotechnology companies.

Dr. Feczko will participate in the Company’s non-employee director compensation program and will receive an annual retainer of $30,000 for his service on the Board. Upon joining the Board, Dr. Feczko was also granted an option to purchase 25,000 shares of common stock of the Company with an exercise price per share of $15.90, which is equal to the fair market value of the common stock on the date of grant, which will vest and become exercisable in 36 equal monthly installments over the three-year period following the date of grant. In addition, on the date of each annual meeting of stockholders of the Company, Dr. Feczko will be eligible to receive an option to purchase 12,500 shares of common stock of the Company, which will vest and become exercisable in 12 equal monthly installments over the first year following the date of grant. The non-employee director compensation program is described in further detail in the Company’s Definitive Proxy Statement for its 2012 annual meeting of stockholders filed with the Securities and Exchange Commission on April 27, 2012. Dr. Feczko will enter into the Company’s standard indemnification agreement for directors, the form of which was filed as Exhibit 10.18 to the Company’s Registration Statement on Form S-1, initially filed with the SEC on October 14, 2011.

There are no arrangements or understandings between Dr. Feczko and any other persons pursuant to which he was selected as a director, and there are no related person transactions (within the meaning of Item 404(a) of Regulation S-K) between Dr. Feczko and the Company. The Board has determined that Dr. Feczko meets the applicable independence requirements of The NASDAQ Stock Market LLC.

Item 7.01	Regulation FD Disclosure.

On April 30, 2012, the Company issued a press release announcing Dr. Feczko’s appointment. A copy of the press release is being furnished as Exhibit 99.1 to this report.

The information contained in this Item 7.01, including the exhibit referenced herein, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description

99.1	Press release issued by ChemoCentryx, Inc., dated April 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEMOCENTRYX, INC.

Date: May 1, 2012

	By:	/s/ Susan M. Kanaya
	Name:	Susan M. Kanaya
	Title:	Senior Vice President, Finance, Chief Financial Officer and Secretary